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                                                                      EXHIBIT 5





                                October 12, 2001

Board of Directors
Kupper Parker Communications, Incorporated
8301 Maryland Avenue
St. Louis, MO  63105

Ladies and Gentlemen:

         In our capacity as counsel for Kupper Parker Communications, Incorporated, a New York corporation (the "Company"), we have examined the Registration Statement on Form SB-1 (the "Registration Statement") in form as proposed to be filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, on October 12, 2001, relating to 1,183,050 shares of Common Stock, par value $0.01 per share (the "Common Stock") to be offered by certain stockholders of the Company (the "Selling Stockholders") to the public pursuant to the Registration Statement. In this connection, we have examined such records, documents and proceedings as we deem relevant and necessary as a basis for the opinion expressed herein.

         Upon the basis of the foregoing, we are of the opinion that the shares of Common Stock referred to above issued or to be issued to the Selling Stockholders, when issued, will be duly and validly issued, fully paid and non-assessable shares of the Company.

         We hereby consent to filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we consent to the inclusion of the statements made in reference to our firm under the caption "LEGAL MATTERS" in the Prospectus which is a part of the Registration Statement.

                                                     Very truly yours,
                                                     /s/ ARMSTRONG TEASDALE LLP
                                                     ARMSTRONG TEASDALE LLP